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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO VAN KAMPEN SENIOR INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Senior Income Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect two Class II Trustees, one by the holders of Common Shares voting separately and one Class II Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                 Votes      Votes
             Matter                               For      Against
             ------                           ----------- ---------
             (1). Wayne W. Whalen             160,712,514 5,180,789
                  Linda Hutton Heagy/(P)/....       6,681       245

The Meeting was adjourned until August 14, 2012, with respect to the following proposal:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matter were as follows:

                                  Votes      Votes     Votes    Broker
      Matter                       For      Against   Abstain  Non-Votes
      ------                    ---------- --------- --------- ----------
      (1). Common Shares        91,912,355 2,124,051 2,344,288 71,448,662
           Preferred Shares....      6,106       240       177        403

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/(P)/  Election of Trustee by preferred shareholders only.